Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form F-3) of Zapp Electric Vehicles Group Limited of our report, dated January 30, 2025, with respect to the consolidated financial statements of Zapp Electric Vehicles Group Limited and its subsidiaries included in its Annual Report (Form 20-F) for the year ended September 30, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

London, United Kingdom

March 4, 2025